EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Emulex Corporation:
We consent to incorporation by reference in the registration statements (Nos. 33-40959, 333-56440, 333-01533, 333-52842, 333-101657, 333-110643, 333-120837, 333-133885, 333-133309, 333-139782, 333-137825, and 333-100514) on Form S-8 and Form S-3 of Emulex Corporation of our reports dated August 23, 2007, related to the consolidated balance sheets of Emulex Corporation and subsidiaries as of July 1, 2007 and July 2, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended July 1, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of July 1, 2007, and the effectiveness of internal control over financial reporting as of July 1, 2007, which reports appear in the July 1, 2007, annual report on Form 10-K of Emulex Corporation.
Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, during the year ended July 2, 2006.
/s/ KPMG LLP
Costa Mesa, California
August 23, 2007